Exhibit 10.5

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into as of September 1, 2016 (the “Effective Date”), by and between ARENA PHARMACEUTICALS, INC., a Delaware corporation (“Arena”), and Dominic P. Behan, PhD, DSc (“Consultant”).

WHEREAS, Arena wishes to obtain the services of Consultant as the Chair of a Scientific Advisory Board and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, Arena and Consultant hereby agree as follows:

1. Services to be Provided.  During the term of this Agreement, Consultant shall perform for Arena (and, if applicable, Arena’s Affiliates) the following services (the “Services”), as directed by the Company’s Chief Executive Officer or his designee: Consultant shall act as the Company’s Chair of a Scientific Advisory Board and provide advice, analysis and recommendations to the Company regarding the Company’s research and development programs. Such Services are not expected to not exceed more than 20% of the average level of services performed in the three years preceding Consultant’s employment termination.  All services performed pursuant to this Agreement shall be performed solely by Consultant and in a good, timely, efficient and professional manner. As used herein, “Affiliate” means any entity, which controls, is controlled by, or is under common control with Arena.  In this context “control” shall mean ownership by one entity, directly or indirectly, of more than fifty percent (50%) of the voting stock of another entity, which voting stock is entitled to vote for the election of directors, or otherwise has the actual right and ability to control and direct the management and business affairs of such other entity.

2. Term.  This Agreement will begin concurrently with the termination of Consultant’s status as an employee of Arena on the Effective Date, and will continue for a period of five (5) years, unless terminated earlier, as permitted herein.

3. Compensation; Invoices; Outstanding Equity Awards; Expenses; No Other Benefits; Taxes; Insurance.

(a) Consultant shall be paid $630.00/hour for performing the Services.

(b) Consultant shall send to Arena invoices outlining the date work was performed, the number of hours worked in each such day, and a brief description of the work performed on behalf of Arena in a form reasonably acceptable to Arena. All invoices shall include purchase order number that will be subsequently provide by Arena to Consultant, and shall be sent to Arena, attention Accounts Payable (acctpayable@arenapharm.com).  The period of work covered by each invoice shall not be more than one month and all work performed in any calendar month shall be invoiced within ten (10) days of each month end.  Consultant shall be paid in full any undisputed invoiced amount within thirty (30) days from receipt of invoice by Arena.

(c) Consultant’s outstanding equity awards previously granted by Arena are eligible to continue to vest and/or be exercisable, as applicable, during the term of this Agreement in accordance with the applicable Arena plan(s) and written grant instrument(s) for such awards; provided, the foregoing is subject to the Amended and Restated Severance Benefit Plan in effect on the Effective Date (the “Severance Plan”); and provided further that Consultant understands and agrees that any stock options previously considered “incentive stock options” may no longer qualify as such under Section 422 of the Internal Revenue Code of 1986.  For clarity, the options subject to accelerated vesting pursuant to the Severance Plan (the “Accelerated Options”) are those options that were scheduled to vest earliest following Consultant’s employment termination date under the original vesting schedule and the remaining options whose vesting is not immediately accelerated pursuant to the Severance Plan (the “Unvested Options”) are eligible to vest pursuant to the original vesting schedule, subject to Consultant’s continued services pursuant to this Agreement. For additional clarity (A) pursuant to the Severance Plan, Consultant shall be entitled to exercise all of his stock options that are vested as of the Effective Date (including the Accelerated Options) until the later of (i) the original post-termination exercise period provided in such stock option agreements (measured from the date of cessation of Services under this Agreement, as determined by Arena in its discretion) or (ii) 18 months following the termination of Consultant’s status as an employee of Arena on the Effective Date, but in any event not beyond the original contractual life of the options and (B) Consultant shall be entitled to exercise all of his Unvested Options, to the extent vested as of the date of cessation of Services under this Agreement, until the end of the original post-termination exercise period provided in such stock option agreements (measured from the date of cessation of Services under this Agreement, as determined by Arena in its discretion), but in any event not beyond the original contractual life of the options. Consultant should review such written grant instrument(s) and applicable Arena plan(s) and agreements to determine his rights.

(d) Consultant shall be responsible for all expenses incurred in connection with the performance of the Services, including travel, hotel and meal expenses, unless such expenses are reasonable and approved in advance by Arena.  All such pre-approved expenses shall be invoiced to Arena at cost and Consultant shall include copies of all receipts for such expenses.

(e) Consultant will not be an employee of Arena during the term of this Agreement and will not as a result of this Agreement be entitled to participate in, or receive any benefit or right as an Arena employee under, any Arena employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans.

(f) Consultant is solely responsible for filing all tax returns and submitting all payments as required by any federal, state or local tax authority arising from the payment of fees to Consultant under this Agreement, and agrees to do so in a timely manner.  Arena, in its sole discretion, may file applicable documents or reports with the Internal Revenue Service and withhold taxes and other amounts it determines is required or appropriate under applicable law.

(g) Arena will not obtain workers’ compensation insurance on behalf of, or for the benefit of, Consultant.

4. Ownership of Results.

(a) All findings, conclusions, data, inventions, discoveries, trade secrets, techniques, processes, know-how, trademarks, servicemarks, brands, trade dress and tag lines, whether or not patentable or otherwise registrable, that are made by Consultant, either alone or with others, in the performance of the Services or which result, to any extent, from use of Arena’s (or Arena’s Affiliate’s) premises or property (collectively, “Inventions”) shall become the exclusive property of Arena or its designee. Consultant shall provide Arena prompt written notice of each Invention.  Consultant hereby assigns, transfers and conveys all of Consultant’s right, title and interest in and to any and all Inventions to Arena or its designee.

(b) Upon the request and at the expense of Arena or its designee, Consultant will execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Arena or its designee to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Inventions or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right. Without limiting the foregoing, Consultant shall assign, grant and convey unto Arena or its designee all of Consultant’s right, title and interest, now existing or that may exist in the future, in and to any copyrights in any findings, reports, data compilations and other information and material resulting from the performance of the Services. Consultant shall not submit applications for copyright registration in any country for any information or materials created by Consultant pursuant to this Agreement.

(c) The provisions of this paragraph 4 shall survive the expiration or sooner termination of the term of this Agreement, and such provisions are in addition to, and do not supersede, any agreements Consultant entered into as an Arena employee.

5. Confidentiality.  Consultant will not, either during or after the term of this Agreement, disclose to any third person or use any confidential or proprietary information of Arena, its Affiliates or its corporate collaborators for any purpose other than the performance of the Services without the prior written authorization of Arena; provided, however, the foregoing does not restrict your ability to use Arena confidential or proprietary information as provided in the License and Services Agreement between Arena and Beacon, and any related services agreements between Arena and Beacon. This obligation shall not apply to information that is in the public domain through no fault of Consultant. For purposes of this paragraph 5, “confidential or proprietary information” is defined as any information disclosed hereunder by Arena or its Affiliates, or on behalf of Arena or its Affiliates, or developed by Consultant in the performance of Services, including without limitation the structure and activity of any chemical compositions provided to Consultant pursuant to this Agreement, as well as synthetic and analytical methods, biomaterials, micro-organisms, cells, cell lines and the progeny and derivatives thereof, including all modified and recombinant DNA molecules and all vectors and hosts containing the same, patent applications, pre-clinical or clinical data, marketing methods and plans, pricing information, manufacturing information and other unpublished information related to the business or the financial condition of Arena and its Affiliates and corporate collaborators. The provisions of this paragraph 5 shall survive the expiration or sooner termination of this Agreement, and such provisions are in addition to, and do not supersede, any agreements Consultant entered into as an Arena employee.

6. Termination.  Either party may terminate this Agreement for any reason whatsoever, upon thirty (30) days written notice to the other party.

7. Return of Arena Property.  Consultant will return to Arena any property of Arena, its Affiliates and corporate collaborators, in Consultant’s possession, at any time when so requested by Arena and in any event upon termination of this Agreement. Consultant will not remove any such property from Arena premises without written authorization from Arena.

8. Independent Contractor.  Consultant is an independent contractor under this Agreement. Neither party shall have the power to bind the other party to any agreement, contract, obligation or liability. Consultant shall not communicate on behalf of Arena or its Affiliates, or report on the Services rendered under this Agreement to any third party without specific written authorization by Arena.

9. Debarment; Excluded Lists.   Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, an individual that has been debarred by the U.S. Food and Drug Administration (“FDA”), including, but not limited to, pursuant to 21 U.S.C. §335a (a “Debarred Person”) or disqualified as a Clinical Investigator by the FDA, including, but not limited to, pursuant to 21 C.F.R. §312.70 or §812.119 (a “Disqualified Person”). Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, listed on either (a) the United States Department of Health & Human Services’ List of Excluded Individuals/Entities or (b) the United States General Services Administration’s Excluded Parties List System (in each case, including any predecessor list, or replacement list, directed to the same or similar purpose) (each of (a) and (b), an “Excluded List”).  Consultant further warrants and represents that Consultant has no knowledge of any circumstances which may affect the accuracy of any of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against Consultant.

Consultant shall immediately notify Arena if Consultant becomes aware of any change in circumstances that would render any of the foregoing representations or warranties untrue or misleading in any material respect during the term of this Agreement and any extensions thereto.

10. Not a Health Care Provider.  Consultant represents and warrants that Consultant is not a health care provider and Consultant will inform Arena promptly if he becomes a health care provider during the term of this Agreement. The term “health care provider” includes any person with a valid medical (or other applicable) license or certification to practice in the United States, or any other individual or entity based primarily in the United States, in each case, that is in a position to prescribe, purchase, recommend, refer, or arrange for the purchase, sale, or formulary placement of Arena products, including, but not limited to, physicians, pharmacists, nurses, nurse practitioners, physician assistants, medical directors, hospitals, pharmacies, pharmacy benefit managers, group purchasing organizations, wholesalers, insurers, and any individual employed by such entities with responsibility or authority to purchase, prescribe, recommend, influence, or arrange for the purchase or sale of Arena’s products.

11. Formulary Committee Participation.  To the extent Consultant is a member of a committee of any government entity that sets prescription drug formularies or develops clinical guidelines, during the term of this Agreement and for two years following the term, Consultant will disclose to such committee the existence of this Agreement and the nature of the Services, and will follow any procedure set forth by such committee relative to Services under this Agreement.  Consultant will notify Arena of such committee membership and of any such procedure that Consultant is required to follow by the committee relative to the Services under this Agreement.

12. Entire Agreement and Amendment.  Except as specified in paragraphs 4 and 5 with respect to agreements entered into by Consultant as an Arena employee, this Agreement is the sole agreement between Consultant and Arena with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of Arena. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto.

13. Assignment and Subcontracts.  The duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assigned, subcontracted or delegated in whole or in part by Consultant without Arena’s prior written consent.

14. Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the State of California, without giving effect to any conflict of law provisions.

15. Notices.  All notices required hereunder shall be in writing and be delivered personally, sent by an internationally recognized express courier service (e.g., FedEx), or sent via registered or certified mail (postage prepaid) requiring return receipt, and shall be deemed given as of:  (i) the date of delivery, if sent by personal delivery; (ii) two days after the date of deposit, if sent by express courier service; or (iii) one week after the date of mailing, if sent by mail. Notices shall be addressed as provided below or to such other addressee as either party may in the future designate by written notice to the other in accordance with the terms hereof:

If to Arena, to:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA  92121

Attention:  General Counsel

Telephone:  858 453 7200

If to Consultant, to:

Dominic P. Behan, PhD, DSc

15581 Pinehurst Place

San Diego, CA 92131

Telephone: 858.531.9067

16. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.  One or more counterparts of this Agreement may be delivered by facsimile or PDF transmission with the intent that it or they shall constitute an original counterpart hereof.

17. Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

18. Adverse Event Reporting.  An adverse event is any new, undesirable medical experience or change of an existing condition which occurs during or after use of a product.  To the extent Consultant becomes aware of any adverse events that may be related to any product marketed by Arena or its Affiliate, or by one or more distributors of Arena or its Affiliate, regardless of whether the events are actually related to any such product, Consultant will provide immediate notice to Arena for compliance with all applicable reporting obligations; adverse events must be reported to Arena’s drug safety department at 858-453-7200, extension 1620 or by email at safety@arenapharm.com.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Agreement as of the date first above written.

Arena Pharmaceuticals, Inc.

By:	/s/ Amit Munshi	/s/ William R. Shannan, Jr.
	Amit Munshi	William R. Shanahan, Jr., M.D.
President and Chief Executive Officer

Date:	1 Sept 2016	Date:	1 Sept 2016